Exhibit 5.1

March 16, 2016

MGC Diagnostics Corporation

350 Oak Grove Parkway

Saint Paul, Minnesota 55127

Re:	Opinion of Counsel as to Legality of 300,000 shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 300,000 shares of Common Stock, $0.10 par value per share, of MGC Diagnostics Corporation, (the “Company”) offered to employees, directors and consultants of the Company or its subsidiaries pursuant to the MGC Diagnostics Corporation 2007 Stock Incentive Plan (the “Plan”).

As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 300,000 shares of Common Stock to be offered to employees, directors and consultants under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM LLP

/s/ Lindquist & Vennum LLP